Exhibit 99.1

NBH Bank Announces Actions to Pay Forward 2018 Success

GREENWOOD VILLAGE, Colo., - (PR Newswire) - This week, NBH Bank announced monetary actions they are taking to invest their 2018 success back into their associates. True to the Bank’s core value of Meritocracy and their commitment to build a culture driven by fair, simple and personal operating principles, they are delivering two financial rewards to several associates, above and beyond their already comprehensive and robust total benefits and total pay program:

•	A new bonus opportunity the Bank introduced in January 2018 will carry forward, rewarding over 400 associates in good standing who earn less than $50,000 annually with a bonus of up to $1,500.
•

The Bank will meaningfully increase the base pay for nearly 200 associates, in addition to any typically earned annual salary increase and bonus opportunity. This additional investment in critical talent is just one of the ways the Bank is working to enhance every role across the organization and to create more well-defined career path opportunities for its teams.

Further, when these actions are combined with the associates’ opportunity to contribute to the Bank’s 401(k) plan and purchase company stock at a discount through the Bank’s associate stock purchase plan, their financial benefit can be even greater.

Commenting on the decision to take these actions, NBH Bank Chairman, President and CEO, Tim Laney, said “When we deliver strong results for our clients and shareholders, we are well positioned to pay forward the benefits of that performance to our associates, recognizing the critical role they play in our success. I am proud of my teammates and their shared commitment to growing our business the right way – by putting our clients first and taking care of one another and our communities.” Mr. Laney also stated they will continue to explore other opportunities to give back to their associates as the Bank continues its growth and success.

About NBH Bank

NBH Bank, a wholly-owned subsidiary of National Bank Holdings Corporation (publicly traded on NYSE: NBHC), operates a network of 104 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. NBH Bank operates under the following brand names: Community Banks of Colorado in Colorado, Bank Midwest in Kansas and Missouri, and Hillcrest Bank in New Mexico, Texas and Utah. National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results.  Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, New Mexico, Texas and Utah.  Its comprehensive residential banking group primarily serves the bank's core footprint, operating as Community Banks Mortgage, a division of NBH Bank, Bank Midwest Mortgage and Hillcrest Bank Mortgage.

For more information visit: cobnks.com,  bankmw.com, hillcrestbank.com or nbhbank.com. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

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Community Banks of Colorado:
facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;
Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;
NBH Bank: twitter.com/nbhbank; or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors:

Aldis Birkans, 720-529-3314

Chief Financial Officer; Treasurer

Or

Media:

Whitney Bartelli, 816-298-2203

Chief Marketing Officer

media@nbhbank.com

Source: NBH Bank